Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports 2007 Second Quarter Financial Results

•	Second Quarter 2007 Sales of $14.9 Million Reflect 33% Growth Over Second Quarter 2006

•	First Half 2007 Sales of $28.0 Million Reflect 27% Growth Over First Half 2006

•	Second Quarter 2007 Net Loss of $3.2 Million, a 42% Reduction versus Second Quarter 2006 Net Loss of $5.5 Million

•	First Half 2007 Net Loss of $6.1 Million, a 35% Reduction versus Net Loss of $9.4 Million for First Half 2006

For Immediate Release

Contact:	Albert J. Pavucek, Jr.
Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, August 7, 2007 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, reported financial results for the three and six months ended June 30, 2007. Product sales for the three months ended June 30, 2007 increased 33% to $14,852,000 as compared to $11,180,000 for the same period in 2006. Product sales for the six months ended June 30, 2007 increased 27% to $28,003,000, as compared to $21,997,000 for the same period in 2006. Excluding sales of our VITOMATRIX™ dental scaffold, which is not sold by our sales and distribution channel, and our former ENDOSKELETON product, product sales for the three and six months ended June 30, 2007 increased 29% and 28%, respectively, as compared to the same periods in 2006. See “Non-GAAP Disclosures and Reconciliation” below for a detailed reconciliation between the non-GAAP and GAAP reported sales results.

Sales growth for the reported periods in 2007 was primarily attributable to increased sales of our VITOSS® FOAM and VITAGEL® product portfolios in the U.S. as we further develop our U.S. field sales network. Approximately 60% and 61% of our product sales during the three and six months ended June 30, 2007, respectively, were from products based upon our VITOSS FOAM platform co-developed with Kensey Nash Corporation, as compared to approximately 61% and 60% of our product sales during the three and six months ended June 30, 2006, respectively, from such products. VITAGEL, which was launched at the start of 2005, contributed approximately 19% and 20% of our product sales during the three and six months ended June 30, 2007, respectively, as compared to approximately 17% and 16% of our product sales during the three and six months ended June 30, 2006, respectively.

Gross profit for the three months ended June 30, 2007 and 2006 was $9,779,000 and $6,782,000, respectively. As a percentage of sales, gross profit was 66% and 61% for the three months ended June 30, 2007 and 2006, respectively. Gross profit for the six months ended June 30, 2007 was $18,220,000 in comparison to $14,088,000 for the same period in 2006. As a percentage of sales, gross profit was 65% and 64% for the six months ended June 30, 2007 and 2006, respectively. The increase in the gross profit margins for the three and six months ended June 30, 2007, as compared to the gross profit margins for the corresponding periods in 2006, reflects improved manufacturing efficiencies, lower inventory adjustments and lower VITAGEL royalty expense.

Operating expenses for the three months ended June 30, 2007 and 2006 were $12,788,000 and $12,110,000, respectively, which represent a 6% increase in operating expenses, as compared to a 33% increase in product sales and a 44% increase in gross profit over the three months ended June 30, 2006. Operating expenses for the three months ended June 30, 2007 and 2006 include compensation expense of $662,000 and $0, respectively, related to executive severance, and non-cash employee compensation expense of $223,000 and $412,000, respectively, related to stock options and restricted stock units. In addition, operating expenses for the three months ended June 30, 2007 were reduced by a non-cash fair value adjustment of $155,000 for our fully-vested non-employee consultant stock options outstanding, while expenses for the three months ended June 30, 2006 were increased by a non-cash fair market value adjustment of $39,000 for our fully-vested non-employee consultant stock options outstanding. For the six months ended June 30, 2007 and 2006, operating expenses were $24,446,000 and $23,268,000, respectively, which represent a 5% increase in operating expenses, as compared to a 27% increase in product sales and a 29% increase in gross profit over the six months ended June 30, 2006. Operating expenses for the six months ended June 30, 2007 and 2006 include compensation expense of $662,000 and $0, respectively, related to executive severance, and non-cash compensation expense of $544,000 and $815,000, respectively, related to stock options and restricted stock units. In addition, operating expenses for the six months ended June 30, 2007 were reduced by a non-cash fair value adjustment of $648,000 for our fully-vested non-employee consultant stock options outstanding, while expenses for the six months ended June 30, 2006 were increased by a non-cash fair market value adjustment of $154,000 for our fully-vested non-employee consultant stock options outstanding.

General & administrative expenses for the three months ended June 30, 2007 increased 27% to $2,837,000 from $2,234,000 for the same period in 2006. General & administrative expenses for the six months ended June 30, 2007 increased to $5,308,000 from $4,340,000 for the same period in 2006. The increase in general & administrative expenses for the three and six months ended June 30, 2007, as compared to the corresponding periods in 2006, was primarily due to executive severance and increased headcount in finance and information technology to support business growth. General & administrative expenses were equivalent to 19% and 20% of product sales for each of the three and six month periods ended June 30, 2007 and 2006, respectively.

Selling & marketing expenses were $8,312,000 for the three months ended June 30, 2007, an 18% increase from $7,056,000 for the three months ended June 30, 2006. Selling & marketing expenses were $15,727,000 for the six months ended June 30, 2007, a 12% increase from $14,003,000 for the six months ended June 30, 2006. The increase for the three and six months ended June 30, 2007 was primarily due to higher salary and benefit costs incurred by expanding our field sales team in order to support the growth of U.S product sales, as well as higher commissions paid in the U.S. as a result of increased product sales. The number of our direct sales representatives increased from 69 at June 30, 2006 to 80 at June 30, 2007. In addition, selling & marketing expenses for the three months ended June 30, 2007 and 2006 included non-cash employee compensation expense of $53,000 and $147,000, respectively, relating to stock options and restricted stock units awarded to employees. Selling & marketing expenses for the six months ended June 30, 2007 and 2006 included non-cash employee compensation expense of $163,000 and $293,000, respectively, relating to stock options and restricted stock units awarded to employees. Selling & marketing expenses for the three months ended June 30, 2007 were reduced by a non-cash fair value adjustment of $155,000 for our fully-vested non-employee consultant stock options outstanding, while expenses for the three months ended June 30, 2006 were increased by a non-cash fair market value adjustment of $39,000 for our fully-vested non-employee consultant stock options outstanding. Selling & marketing expenses for the six months ended June 30, 2007 were reduced by a non-cash fair value adjustment of $647,000 for our fully-vested non-employee consultant stock options outstanding, while expenses for the six months ended June 30, 2006 were increased by a non-cash fair market value adjustment of $154,000 for our fully-vested non-employee consultant stock options outstanding. Amounts for selling & marketing expenses were equivalent to 56% and 63% of product sales for the three months ended June 30, 2007 and 2006, respectively. Amounts for selling & marketing expenses were equivalent to 56% and 64% of product sales for the six months ended June 30, 2007 and 2006, respectively.

Research & development expenses decreased 42% to $1,638,000 for the three months ended June 30, 2007 from $2,820,000 for the same period in 2006. Research & development expenses decreased 31% to $3,412,000 for the six months ended June 30, 2007 from $4,925,000 for the same period in 2006. The decrease for the three and six months ended June 30, 2007, as compared to the corresponding periods in 2006, primarily was due to lower costs associated with product development and our CORTOSS clinical trial in the U.S. Research & development expenses were equivalent to 11% and 25%, respectively, of product sales for the three months ended June 30, 2007 and 2006. Research & development expenses were equivalent to 12% and 22% of product sales for the six months ended June 30, 2007 and 2006, respectively.

The net loss for the three months ended June 30, 2007 decreased to $3,170,000 from $5,461,000 for the three months ended June 30, 2006. The net loss per common share for the three months ended June 30, 2007 and 2006 was $0.05 and $0.10, respectively, based upon 61,425,000 and 52,376,000 common shares outstanding, respectively. The net loss for the six months ended June 30, 2007 and 2006 was $6,114,000 and $9,388,000, respectively. The net loss per common share for the six months ended June 30, 2007 and 2006 was $0.10 and $0.18, respectively, based upon 61,391,000 and 52,349,000 common shares outstanding, respectively. The decrease in net loss for the three and six months ended June 30, 2007 as compared to the corresponding periods in 2006 primarily resulted from increased product sales and gross profit, partly offset by an increase in operating expenses.

Cash, cash equivalents and investments were $19,579,000 at June 30, 2007 in comparison to cash, cash equivalents and investments of $28,339,000 at December 31, 2006. For the six months ended June 30, 2007, the net cash and cash equivalents used in operating activities were $8,316,000, compared to $8,202,000 for the six months ended June 30, 2006. Net cash and cash equivalents used in operating activities for the six months ended June 30, 2007 increased as compared with the six months ended June 30, 2006 primarily due to an increase in inventories, partially offset by a increase in accounts payable.

Non-GAAP Disclosures and Reconciliation

This press release includes non-GAAP financial information relating to the Company’s product sales for the three and six months ending June 30, 2007 and 2006. The non-GAAP financial information excludes sales of our VITOMATRIX dental scaffold and former ENDOSKELETON product. The Company sold the ENDOSKELETON product line in the first quarter of 2007. Accordingly, the Company had no sales of ENDOSKELETON products during 2007. Sales of VITOMATRIX to Biomimetic Therapeutics, Inc., our sole commercial purchaser of VITOMATRIX, are made pursuant to a corporate supply agreement as a raw material for Biomimetic’s GEM21S dental product, which is not sold by the Company. Management believes that a presentation of the non-GAAP sales results excluding the effect of VITOMATRIX and ENDOSKELETON sales will enhance comparability of the Company’s product sales results for the three and six month periods ended June 30, 2007 with those of the same periods of the prior year by excluding product sales that we believe are not indicative of our core operating results.

We have provided below for your reference supplemental financial disclosure for the non-GAAP measure described above, including the most directly comparable GAAP measure and an associated reconciliation.

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Change	2007	2006	% Change
Product Sales (as reported)	$14,851,943	$11,180,400	33%	$28,002,629	$21,997,356	27%
Less: ENDOSKELETON product sales	—	—		—	$(178,320)
Less: VITOMATRIX product sales	$(420,000)	—		$(421,400)	$(207,680)

Product Sales (excluding ENDOSKELETON and VITOMATRIX product sales)	$14,431,943	$11,180,400	29%	$27,581,229	$21,611,356	28%

Conference Call

Antony Koblish, President and Chief Executive Officer, and Albert J. Pavucek, Jr., Chief Financial Officer of Orthovita, will host a conference call on Tuesday, August 7, 2007, at 8:30 a.m. Eastern Time, to review and discuss the Company’s financial results for the second quarter 2007. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675. The conference identification number is 7153873. Participants should dial in ten minutes prior to the scheduled start time for the conference call. A replay of the conference call will be available for one week beginning August 7, 2007, at 11:30 a.m. Eastern Time, and ending August 14, 2007, at 11:59 p.m. Eastern Time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 7153873.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL® Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Bone Augmentation Material technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals, Inc., and we continue to pursue similar relationships with other biomaterials companies.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory clearance or approval, demand and market acceptance of our products, including CORTOSS; the development of our sales network; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

Statements of Operations Data:

	Three Months Ended June 30,				Six Months Ended June 30,
	2007		2006		2007		2006
PRODUCT SALES	$14,851,943	100%	$11,180,400	100%	$28,002,629	100%	$21,997,356	100%
COST OF SALES	5,073,113	34%	4,398,495	39%	9,782,202	35%	7,909,670	36%

GROSS PROFIT	9,778,830	66%	6,781,905	61%	18,220,427	65%	14,087,686	64%

OPERATING EXPENSES:
General & administrative expenses	2,836,696	19%	2,234,109	20%	5,308,103	19%	4,339,889	20%
Selling & marketing expenses	8,312,483	56%	7,056,169	63%	15,726,623	56%	14,003,196	64%
Research & development expenses	1,638,410	11%	2,819,780	25%	3,411,728	12%	4,924,983	22%

Total operating expenses	12,787,589	86%	12,110,058	108%	24,446,454	87%	23,268,068	106%

OPERATING LOSS	(3,008,759)	(20%)	(5,328,153)	(47%)	(6,226,027)	(22%)	(9,180,382)	(42%)
INTEREST EXPENSE	(61,652)	(<1%)	(59,121)	(<1%)	(127,549)	(<1%)	(108,706)	(<1%)
REVENUE INTEREST EXPENSE	(351,865)	(2%)	(289,976)	(3%)	(671,494)	(2%)	(566,188)	(3%)
GAIN ON SALE OF ASSET	—		—		372,375	(1%)	—
INTEREST INCOME	252,255	2%	216,607	2%	538,306	2%	467,004	2%

NET LOSS	$(3,170,021)	(21%)	$(5,460,643)	(49%)	$(6,114,389)	(22%)	$(9,388,272)	(43%)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.05)		$(0.10)		$(0.10)		$(0.18)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	61,378,088		52,375,552		61,344,966		52,348,856

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information

Balance Sheet Data:

	(Unaudited) June 30, 2007	(Audited) December 31, 2006
Cash and cash equivalents	$8,813,841	$16,402,379
Short-term investments	10,765,198	11,936,143
Accounts receivable, net	9,045,428	8,755,068
Inventories	12,027,379	9,444,483
Prepaid revenue interest expense	1,078,506	570,534
Other current assets	376,655	356,005

Total current assets	42,107,007	47,464,612
Property and equipment, net	5,702,121	5,294,880
License Right Intangible	8,574,804	9,000,000
Other assets	206,021	455,819

Total assets	$56,589,953	$62,215,311

Current liabilities	$8,723,715	$8,164,375
Derivative liability associated with non-employee stock options	1,171,808	1,819,761
Long-term liabilities	8,652,223	8,969,653

Total liabilities	18,547,746	18,953,789
Total shareholders’ equity	38,042,207	43,261,522

	$56,589,953	$62,215,311

Cash Flow Data:

	Six Months Ended June 30,
	2007	2006
Net cash used in operating activities	$(8,315,561)	$(8,201,758)

Net cash provided by investing activities	$945,402	$9,256,365

Net cash (used in) provided by financing activities	$(149,506)	$539,797

Effect of exchange rate changes on cash and cash equivalents	$(68,873)	$(242,012)

Source: Orthovita, Inc.